The Prudential Series Fund, Inc.
File number (c) 811-3623

                                  SUB-ITEM 77J


Reclassification of Capital Accounts: The Series Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-2; Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies. As a result of this statement, the Series Fund changed the classification of distributions to shareholders to disclose the amounts of undistributed net investment income and accumulated net realized gain (loss) on investments available for distributions determined in accordance with income tax regulations. For the fiscal year ended December 31, 1996, the application of this statement increased (decreased) paid-in capital in excess of par (PC), undistributed net investment income ("UNI") and accumulated net realized gains (losses) on investments ("G/L") by the following amounts:

                                    PC                   UNI                 G/L
   Diversified Bond Portfolio........................  $(7,574,364)   $
(617,274) $  8,191,638
   Government Income Portfolio...................        (16,529)
(1,481,055)        1,497,584
   Zero Coupon Bond 2000 Portfolio...........            (49,536)
49,665                (129)
   Conservative Balanced Portfolio..............  (15,661,578)      3,079,619
12,581,959
   Flexible Managed Portfolio......................    (31,413,181)
8,052,179   23,361,002
   High Yield Portfolio.................................      (3,589,971)
2,838,653        751,318
   Stock Index Portfolio...............................          (937,091)
448,481          488,610
   Equity Income Portfolio...........................    (3,889,621)
11,442,266       (7,552,645)
   Equity Portfolio........................................ (10,995,498)
6,099,985     4,895,513
   Prudential Jennison Portfolio...................           ----
130,598        (130,598)
   Global Portfolio........................................      (373,014)
5,985,915   (5,612,901)
   Natural Resources Portfolio.....................          (39,838)
(86,067)        125,905

Net investment income, net realized gains and net assets were not affected by these reclassifications.